Via Facsimile and U.S. Mail
Mail Stop 6010


January 30, 2006


Mr. Marcel Kahn
Chief Financial Officer
SCOR
1, Avenue du General de Gaulle
92800 Puteaux, France

Re:	SCOR
	Form 20-F for Fiscal Year Ended December 31, 2004
	Filed April 29, 2005
	File No.  001-14925

Dear Mr. Kahn:

We have completed our review of your Form 20-F and have no further comments at this time.



								Sincerely,


								Jim B. Rosenberg
								Senior Assistant Chief
Accountant

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Mr. Marcel Kahn
SCOR
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